EXHIBIT 5

September 28, 2001

Peoples Energy Corporation
130 East Randolph Drive
Chicago, Illinois 60601

Re: Peoples Energy Corporation
Direct Purchase and Investment Plan

Ladies and Gentlemen:

Reference is made to that certain Registration Statement on Form S-3 dated September 28, 2001 (the "Registration Statement") prepared for filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, in connection with the registration by Peoples Energy Corporation (the "Company") of 1,750,000 shares of the Company's common stock, no par value, (the "Stock") and the Common Stock Purchase Rights attached thereto (the "Rights"), which may be issued under the Peoples Energy Corporation Direct Purchase and Investment Plan (the "Plan").

As Assistant General Counsel and Secretary of the Company, I have examined the originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, together with the exhibits thereto, (ii) the Right Agreement, dated as of May 1, 1996, between Peoples Energy Corporation and LaSalle Bank National Association, successor to Harris Trust and Savings Bank, as rights agent, as amended by Amendment No. 1 to Rights Agreement, dated as of October 6, 1999 (the "Rights Agreement"), pursuant to which the Rights were created, (iii) corporate documents of the Company, including its Articles of Incorporation and its Bylaws, as amended and restated, and resolutions adopted by its Board of Directors and committees thereof, (iv) the Plan and (v) such other documents and instruments which I have deemed necessary for the purposes of expressing the opinion contained herein. I have made or caused to be made such investigations of law and fact as I have deemed relevant and necessary for the purpose of rendering the opinion contained herein. In making such investigations and examinations, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that all necessary corporate proceedings have been taken to authorize the issuance of the Stock, and such Stock when issued in the manner contemplated by the Registration Statement and after the Registration Statement becomes effective, will be legally issued, fully paid and non-assessable. The Rights, when issued in accordance with the terms of the Rights Agreement, will be validly issued and will represent a legally binding obligation of the Company under the laws of the State of Illinois.

I do not purport to be an expert on the laws of any jurisdiction other than the laws of the State of Illinois and applicable laws of the United Stated of America, and I express no opinion herein as to the effect of any other laws.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and further hereby consent to the reference to my name under the heading "Interests of Named Experts and Counsel" in the Registration Statement.

Very truly yours,

/s/ Peter Kauffman
Peter Kauffman
Assistant General Counsel and Secretary